AMENDMENT NO. 1

TO THE SECOND AMENDED AND RESTATED

AGREEMENT AND DECLARATION OF TRUST

OF

INVESCO SENIOR LOAN FUND

This Amendment No. 1 (the “Amendment”) to the Second Amended and Restated Agreement and Declaration of Trust of Invesco Senior Loan Fund amends, effective January 26, 2018, the Second Amended and Restated Agreement and Declaration of Trust of Invesco Senior Loan Fund dated as of December 19, 2016, as amended (the “Agreement”).

Under Section 10.5 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

WHEREAS, the Trust desires to amend the Agreement to remove Class B Shares;

NOW, THEREFORE, the Agreement is hereby amended as follows:

1.    Schedule A of the Agreement is hereby amended and restated to read in its entirety as set forth on Exhibit 1 to this Amendment.

2.    All capitalized terms are used herein as defined in the Agreement unless otherwise defined herein. All references in the Agreement to “this Agreement” shall mean the Agreement as amended by this Amendment.

3.    Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment as of January 26, 2018.

By:	/s/ John M. Zerr
Name:	John M. Zerr
Title:	Senior Vice President

EXHIBIT 1

“SCHEDULE A

SHARE CLASSES

Currently offered shares classes:

Class A, Class C, Class F, Class T and Class Y

Share classes not currently offered but with outstanding shares:

Class IB and Class IC”

2